Exhibit 99.1

Investor Contact: Media Contact:	Erica McLaughlin (617) 342-6090 Vanessa Craigie (617) 342-6015

CABOT CORPORATION ANNOUNCES CEO TO TAKE MEDICAL LEAVE OF ABSENCE

BOSTON (December 2, 2015) — Cabot Corporation today announced that President and Chief Executive Officer Patrick M. Prevost will take a temporary medical leave of absence, and expects to return to the Company in January 2016. While Mr. Prevost is on leave to recover from the effects of a minor stroke, Cabot’s Board of Directors has established an Interim Office of the Chief Executive Officer (“CEO Office”), which will report to the Board of Directors. The CEO Office is comprised of Eduardo E. Cordeiro, Executive Vice President and Chief Financial Officer, and President, Americas and EMEA Regions; Brian A. Berube, Senior Vice President and General Counsel; Sean D. Keohane, Executive Vice President and President, Reinforcement Materials Segment; and Nicholas S. Cross, Executive Vice President and President, Performance Chemicals and Specialty Fluids Segments. During Mr. Prevost’s leave, he intends to engage with the CEO Office and Cabot’s Board of Directors.

John F. O’Brien, Cabot’s Non-Executive Chairman of the Board, speaking on behalf of the Board of Directors said, “Patrick has the full support of the Board and we wish him a speedy recovery.” Mr. O’Brien added, “While Patrick is recovering, I will be working closely with the CEO Office. We are fortunate to have this group of talented and experienced executive leaders. I am confident that they will ensure the continued execution of the operational objectives that have been set for fiscal 2016 as well as the Company’s strategic initiatives.”

“It is in Cabot’s best interest, and mine, that I focus on my health during my leave of absence,” Prevost commented. “I look forward to fully re-engaging with the business in the near future.”

ABOUT CABOT CORPORATION
Cabot Corporation (NYSE: CBT) is a global specialty chemicals and performance materials company, headquartered in Boston, Massachusetts. The company is a leading provider of rubber and specialty carbons, activated carbon, inkjet colorants, cesium formate drilling fluids, fumed silica, and aerogel. For more information on Cabot, please visit the company’s website at: http://www.cabotcorp.com.

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Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Statements in the press release regarding Cabot’s business that are not historical facts are forward looking statements that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward looking statements, see “Risk Factors” in the Company’s Annual Report on Form 10-K.